Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 6 to Form S-4 of our report dated April 11, 2023, which includes an explanatory paragraph regarding Digital Health Acquisition Corp’s ability to continue as a going concern, relating to the financial statements of Digital Health Acquisition Corp. as of and for the years ended December 31, 2022 and 2021 which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

February 13, 2024